                             CONTRIBUTION AGREEMENT

      THIS CONTRIBUTION AGREEMENT (this "Agreement"), dated as of the 12th day of May, 1999, is made by and among Nortel Networks Inc., a Delaware corporation ("NNI"), Elastic Networks Inc., a Delaware corporation ("Elastic") and, for the limited purpose of agreeing to be bound by Section 7.02, Article IX and Section 10.04, Nortel Networks Corporation, a Canadian corporation ("NNC").

      WHEREAS, NNI, among its other activities, presently owns and has been conducting and operating the Elastic Business (as hereinafter defined) as a separate business unit; and

      WHEREAS, Elastic is a wholly-owned subsidiary of NNI, that has been formed to operate the Elastic Business in connection with NNI's transfer of the Elastic Assets (as hereinafter defined) to Elastic in accordance with the terms of this Agreement; and

      WHEREAS Elastic desires to acquire from NNI, certain of NNI's rights and obligations in and to the assets and liabilities involved in the Elastic Business, all as more specifically provided for herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NNI and Elastic, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Capitalized terms used in this Agreement are used as defined in this
Article I or elsewhere in this Agreement. As used herein:

      "Affiliate" means, as to a specified individual or entity, any individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified individual or entity. For the purposes of this definition, "control" means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Agreement" has the meaning specified in the preamble hereof.

      "Assumed Contracts" has the meaning specified in Section 2.01(a).

      "Assumed Liabilities" has the meaning specified in Section 3.01.

      "Bonus Plan" means that certain NNI-Elastic Networks (Spin-Out) Completion Bonus Plan dated October 21, 1998.

      "Company Material Adverse Effect" means a material adverse effect on the business, assets or financial condition of Elastic.

      "Components" means materials, components, assemblies or parts not originating with NNI or the Elastic Business.

      "Confidential Information" means any business, marketing, technical, scientific or other information that, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential. Confidential Information includes, without limitation, the terms and conditions of this Agreement.

      "Desktop Software" means Nortel Corporate Desktop Software and Single Use Desktop Software.

      "Effective Date" means the close of business on the date of this Agreement.

      "Elastic" has the meaning specified in the preamble hereof.

      "Elastic Assets" has the meaning specified in Section 2.01.

      "Elastic Business" has the meaning specified in the NNI-ENI Agreement.

      "Elastic Employees" means the END Employees that are hired by Elastic, either solely or as a joint employer, immediately following the closing of the Private Placement, as provided in Section 4.01, or, if applicable, immediately upon termination of STD Benefits, an NNI leave of absence or services under the Loaned Employee Agreement, as provided in Section 4.02(a), (c) and (d), respectively.

      "Elastic Hire Date" means the date on which an Elastic Employee commences employment with Elastic, as provided in Section 4.01 or 4.02, as applicable.

      "Elastic's Employment Liabilities" has the meaning specified in Section 4.06(b).

      "Elastic Etherloop Device" means a device or system for communicating Ethernet data frames between master and slave modems using burst mode, half duplex transmission, and providing a collision avoidance technique, over a twisted pair communications path, where such device or system contains all of the attributes, and uses all of the implementation techniques, described in a letter from Elastic to NNC dated as of the date hereof.

      "Employee Plans" means all incentive, deferred compensation, supplemental retirement, severance, pension, profit-sharing, retirement, health, welfare, insurance, or other employee benefit plans and all material arrangements, plans, programs and practices pertaining to compensation, bonuses, securities purchases, options, commissions, incentives, allowances, vacation, sick days, education assistance, leaves of absence, relocation and the like, for the benefit of current or former employees, that are currently maintained by such employee's employer, or with respect to which such employer currently has or in the future may have any material liability or obligation to contribute or to make payments.

      "END" means the business unit of NNI and its subsidiaries known as the Elastic Networks Division.

      "END Employees" means the employees of NNI assigned to the END immediately prior to the closing of the Private Placement, as reasonably determined by NNI.

      "Etherloop Products" has the meaning specified in the NNI-ENI Agreement.

      "Excluded Assets" has the meaning specified in Section 2.02.

      "Excluded Intellectual Property" has the meaning specified in the NNC - ENI Agreement.

      "Generalized Searches" has the meaning specified in Section 4.05(a).

      "Improvement" has the meaning specified in the NNC - ENI Agreement.

      "Included Intellectual Property" has the meaning specified in the NNC - ENI Agreement;

      "Intellectual Property Rights" has the meaning specified in the NNC-ENI Agreement.

      "IPR Agreements" means the NNC-ENI Agreement and the NNI-ENI Agreement.

      "IPR Assets" means the NNI IPR Assets and the NNC IPR Assets.

      "Knowledge," with respect to NNI and/or NNC, as applicable, means the knowledge of Michael Pangia, Vice-President, Finance, Sales and Business Development; Arthur Fisher, Vice-President and Intellectual Property Law Counsel; Catherine Kyriakatos, Manager, Mergers and Acquisitions; and/or Lynn C. Egan, Senior Counsel, Law Department; and, with respect to Elastic, means, as applicable, the knowledge of Guy D. Gill, Phillip Griffith, Larry Hurtado and Kevin Elop.

      "Licensed Intellectual Property" has the meaning specified in the NNC-ENI Agreement.

      "Licensed Products" has the meaning specified in the NNI-ENI Agreement.

      "Loaned Employee Agreement" means that certain Loaned Employee Agreement, effective as of the date hereof, by and between NNI and Elastic.

      "LTD Benefits" has the meaning specified in Section 4.02(a).

      "NNC" has the meaning specified in the preamble hereof.

      "NNC-ENI Agreement" means the Intellectual Property Transfer and License Agreement dated as of the date hereof between NNC and Elastic.

      "NNC IPR Assets" means all of the assets transferred and/or licensed from NNC to Elastic pursuant to the NNC-ENI Agreement.

      "NNI" has the meaning specified in the preamble hereof.

      "NNI-ENI Agreement" means the Patent Transfer and License Agreement dated as of the date hereof between NNI and Elastic.

      "NNI IPR Assets" means all of the assets transferred and/or licensed from NNI to Elastic pursuant to the NNI-ENI Agreement.

      "NNI's Employment Liabilities" has the meaning specified in Section
4.06(a).

      "Nortel Corporate Desktop Software" means software used by Elastic under an NNI or NNC corporate license that is, as of the Effective Date, installed in personal computers forming a part of the Elastic Assets.

      "No Solicitation Period" has the meaning set forth in Section 4.05(a).

      "Other Products" means products other than Elastic Etherloop Devices.

      "Party" means NNI or Elastic or NNC, and Parties means all of them.

      "Patent Cross Licenses" means the general corporate reciprocal patent cross license agreements listed on Exhibit A.

      "Private Placement" means the first sale of Elastic securities to any person or entity other than NNI, specifically excluding any issuance of Elastic securities or any right to acquire Elastic securities granted to employees, vendors or consultants.

      "Product Licenses" means the Intellectual Property Rights granted in the ordinary distribution of products manufactured by the Elastic Business.

      "Retained Liabilities" has the meaning specified in Section 3.02.

      "Single Use Desktop Software" means software used by Elastic under a transferable, shrink-wrap or click-wrap license agreement for use on a single computer that is, as of the Effective Date, installed in personal computers forming a part of the Elastic Assets.

      "SPA Exhibit C" means Exhibit C to the Elastic Networks Inc. Series A Redeemable Convertible Participating Preferred Stock Purchase Agreement dated as of the date hereof among Elastic, NNI and the Purchasers as defined therein.

      "Subsidiary" means an entity in which a Party hereto effectively owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or other ownership interest therein.

      "STD Benefits" has the meaning specified in Section 4.02(a).

      "Third Party Licenses" means the licenses and other written agreements that are used in the Elastic Business, including those listed on Exhibit B, other than the Patent Cross Licenses, the Desktop Software and the Product Licenses, relating to the Intellectual Property Rights that are used in the Elastic Business.

      "TI Agreement" means the Cooperative Development and License Agreement dated September 9, 1998 between NNI and Texas Instruments Incorporated, which agreement has been assigned by NNI to Elastic as of the date hereof.

      "Transferred Intellectual Property" has the meaning specified in the NNC-ENI Agreement.

      "Transferred Patents" has the meaning specified in the NNI-ENI Agreement.

                                   ARTICLE II
                                 ELASTIC ASSETS

      Section 2.01. Transfers to Elastic. Subject to the terms and conditions hereof, including, without limitation, the exclusion from transfer under this Agreement of a portion of such assets as set forth in Section 2.02. NNI hereby transfers, conveys and assigns to Elastic, and Elastic hereby acquires, NNI's entire right, title and interest in, to and under all of the assets and properties described below (collectively, the "Elastic Assets"):

      (a) Assumed Contracts. Subject to Section 2.03, all of the contracts and subcontracts listed on Exhibit C, which relate to the sale, purchase, support, distribution or licensing of Etherloop Products or related services (including services of independent contractors), or both, entered into in the course of the Elastic Business (collectively, the "Assumed Contracts");

      (b) Records. Customer and prospective customer lists, business records, reports, plans, records, product specifications, training manuals, correspondence, regulatory reports and documents, maintenance schedules, operating and production records, business plans, marketing or other studies and other documents and data that were prepared by employees of the END and relate to the Elastic Business existing on the Effective Date;

      (c) Furniture, Fixtures, Inventory and Equipment. The furniture, fixtures, inventory and other equipment listed on Exhibit D; and

      (d) Domain names. The internet domain names "elastic.com" and "etherloop.com".

      Section 2.02. Excluded Assets. The following assets (the "Excluded Assets") are specifically excluded from the Elastic Assets and any contribution or acquisition pursuant to this Agreement, whether or not they would otherwise be included in the Elastic Assets:

      (a) Excluded Contracts. Any and all agreements between NNI and the END Employees (whether or not they subsequently become the Elastic Employees), except as otherwise provided in Section 4.03, and any agreements primarily of general application to NNI and its Affiliates from which the Elastic Business has benefited, except for those agreements listed on Exhibit C;

      (b) Intellectual Property. Any and all Intellectual Property Rights, including, without limitation, (i) the IPR Assets (which are hereby excluded from this Agreement, but which are transferred to Elastic under the IPR Agreements and governed by the terms thereof, except with respect to consideration for the NNI-IPR Assets, which is governed by Article V hereof), and (ii) the right to use any management information software programs used by the Elastic Business;

      (c) Cash and Accounts Receivable. All cash (including but not limited to bank accounts and petty cash); all accounts receivable owed to the END as of the date hereof and payable to the END at any time, including without limitation intra-company and other trade receivables; and marketable securities currently used in connection with the Elastic Business; and

      (d) All Other Assets. All other technology, real property, personal property, agreements and all other assets owned, leased or otherwise possessed by NNI and/or its Affiliates, whether or not related to the Elastic Business, that are not listed in Section 2.01 as Elastic Assets, including without limitation, all copies of NNI personnel, benefits, medical and payroll records concerning the END Employees (whether or not they become the Elastic Employees).

      Section 2.03. Assignment of Contracts. Nothing in this Agreement shall be construed as an attempt to assign to Elastic any Assumed Contract that, as a matter of law or by its terms, is not assignable without the consent of any other party or parties, including any Assumed Contracts that do not permit a change of control of the Elastic Business such as that resulting from the consummation of the transactions provided for in this Agreement and other agreements executed by the Parties as of the date hereof, unless such consent has been obtained by Elastic in writing and a copy of such consent has been delivered to NNI. NNI shall provide reasonable assistance to Elastic in its efforts to obtain such consents.

                                   ARTICLE III
                               ASSUMED LIABILITIES

      Section 3.01. Assumption of Liabilities by Elastic. Subject to the terms and conditions hereof, Elastic hereby assumes and agrees to pay and discharge all liabilities, costs or obligations arising on or after the Effective Date that are related to or arise under or in connection with the Elastic Assets, the Licensed Products and/or the Elastic Business, and certain other liabilities as set forth in this Section 3.01. (collectively, the "Assumed Liabilities"), as and when the same become due and payable and performance is required thereunder, including, without limitation the following, but only insofar as the events that give rise to such liability occur on or after the Effective Date:

      (a) any and all liabilities and obligations of any nature whatsoever, whether fixed or contingent, that arise from or relate to the ownership, manufacture, sale or use of the Elastic Assets or the Licensed Products, including, but not limited to, product liability, tort liability, intellectual property and warranty claims with respect to Licensed Products sold or services rendered on or after the Effective Date, and any liability for violations of statutes or breach of contract (including without limitation claims relating to Assumed Contracts);

      (b) any and all liabilities and obligations of any nature whatsoever, whether fixed or contingent, that arise from or relate to the business and operations of Elastic;

      (c) all taxes (including without limitation deferred taxes) arising from the conduct of the Elastic Business, including personal property tax liability attributable to the Elastic Assets (except as otherwise provided in Section 3.02 hereof);

      (d) Elastic's Employment Liabilities (except as otherwise provided in
Section 4.06 hereof);

      (e) any liability relating to the bulk sales or bulk transfer law of any jurisdiction, except any liability payable in connection with the transactions contemplated hereunder or under the IPR Agreements: and

      (f) any statutory liens on the Elastic Assets.

      Section 3.02. Liabilities Not Assumed. Except as otherwise provided in
Article IV or Article IX hereof, or pursuant to any other written agreement between Elastic and NNI and/or its Affiliates, Elastic does not and shall not assume or agree to pay or discharge (i) any liability, cost or obligation where the events that gave rise to such liability occurred prior to the Effective Dare, notwithstanding that such liability, cost or obligation may arise under or in connection with the Elastic Assets, the Licensed Products and/or the Elastic Business, and regardless of whether or not such liability, cost or obligation is recognized as a liability on any books of account, is absolute or contingent or measurable, or
(ii) any sales, transfer and/or documentary taxes, if any, payable in connection with the asset transfer contemplated hereunder or under the IPR Agreements ("Retained Liabilities"). The Retained Liabilities include, without limitation, income tax liabilities and trade payables related to the Elastic Business, the Licensed Products and the Elastic Assets incurred prior to the Effective Date.

                                   ARTICLE IV
                                    EMPLOYEES

      Section 4.01. END Employees, Except as otherwise provided in Section 4.02, Elastic affirms that, that no less than seven (7) calendar days prior to the closing of the Private Placement, it made an offer of full time employment, as a sole employer or joint employer with a third party acceptable to NNI, to all of the END Employees by means of an offer letter, the form of which has been approved by NNI, upon terms and conditions reasonably acceptable to NNI. Elastic covenants and agrees that it, either solely or jointly with such third party, shall employ all END Employees who have accepted and satisfied those conditions set forth in such offer of employment, as of 12:00 a.m. on the day following the closing of the Private Placement, upon terms and conditions reasonably acceptable to NNI.

      Section 4.02 END Employees on Leave and on Loan. Notwithstanding anything contained in Section 4.01 to the contrary, Elastic's obligations with respect to the offer of employment to, and employment of, the END Employees receiving NNI's short-term or long-term disability benefits, on an NNI-approved leave of absence or providing services under the Loaned Employee Agreement as of the closing of the Private Placement, are as follows:

      (a) Employees Receiving Short-Term Disability Benefits. Any of the END Employees who, as of the closing of the Private Placement, are receiving benefits under the Northern Telecom Inc. Short-Term Disability Plan ("STD Benefits"), shall be offered full time employment by Elastic, as a sole employer or joint employer with a third party reasonably acceptable to NNI, as provided in this Section 4.02(a), and shall be employed by Elastic, either solely or jointly with such third party, at the time such disability benefits terminate, provided that such employees are released to return to work with accommodations, if any, which can be reasonably implemented by Elastic, prior to the commencement of long-term disability benefits under the Northern Telecom Inc. Long-Term Disability Plan ("LTD Benefits"), and such employees have satisfied the conditions set forth in Elastic's offer of employment. No later than the day immediately following the closing of the Private Placement, Elastic shall offer such END Employees employment by means of an offer letter that is reasonably acceptable to NNI. Elastic shall have no responsibility or liability for payment of any STD Benefits of any such END Employees prior to their employment by Elastic in accordance with this
Section 4.02(a). If any of such END Employees become Elastic Employees, the other provisions of this Article IV shall apply to such Elastic Employee.

      (b) Employees Receiving Long-Term Disability Benefits. Elastic shall have no obligation under Section 4.01 to offer employment to or to employ any of the END Employees who, as of the closing of the Private Placement, are receiving LTD Benefits, or to employ any of the END Employees who are receiving STD Benefits as of the closing of Private Placement and proceed to receive LTD Benefits prior to being released to return to work.

      (c) Employees on Other NNI-Approved Leaves. Any of the END Employees who, as of the closing of the Private Placement, are on leave from employment under NNI's Family Care, Medical, Personal or Military Leave policies, but are not receiving STD Benefits or LTD Benefits, shall be offered employment by Elastic, as a sole employer or joint employer with a third party reasonably acceptable to NNI, as provided in this Section 4.02(c), and be employed by Elastic, either solely or jointly with such third party, at the time such leave terminates, provided that such personnel are released to return to work with accommodations, if any, which can be reasonably implemented by Elastic and such employees have satisfied the conditions set forth in Elastic's offer of employment. No later than the day following the closing of the Private Placement, Elastic shall offer such END Employees employment as provided in this Section 4.02(c) by means of an offer letter that is reasonably acceptable to NNI. If any of such END Employees become Elastic Employees, the other provisions of this Article IV shall apply to such Elastic Employees.

      (d) Employees on Loan. Any of the END Employees who, immediately upon the closing of the Private Placement, are supplying services to Elastic pursuant to the Loaned Employee Agreement, shall be offered employment by Elastic (as a sole employer or joint employer with a third party reasonably acceptable to NNI) and be employed by Elastic (either solely or jointly with such third party) at the time that such employees cease to supply services under the Loaned Employee Agreement, provided that (i) such services ceased for the purpose of such employees commencing employment with Elastic and (ii) such employees have satisfied the conditions set forth in Elastic's offer of employment. Elastic shall offer such END Employees employment as provided in this Section 4.02(d) by means of an offer letter reasonably acceptable to NNI, to be delivered at a time determined by NNI. If any of such END Employees become Elastic Employees, the other provisions of this Article IV shall apply to such Elastic Employees. If any of such END Employees are receiving STD Benefits or on a leave of absence, as described in Section 4.02(a) and (c) respectively, when such employee's employment with Elastic pursuant to this Section 4.02(d) is scheduled to commence, the provisions of Section 4.02(a) or (c), as applicable, shall apply to such employee.

      Section 4.03. Value Creation Bonus. On a date to be determined by Elastic during the period beginning on January 1, 2000 and ending on January 31, 2000, Elastic shall pay those END Employees listed on Exhibit E a bonus equal to the first payout that such employee receives under the Bonus Plan, if such employee becomes an Elastic Employee and is employed by Elastic on the date such bonus is paid. The amount of all such bonuses shall be determined by NNI, and NNI shall reimburse Elastic for all such bonuses paid by Elastic to Elastic Employees.

      Section 4.04. Asset Transfer. The accounts (and associated assets) of Elastic Employees who participate in NNI's defined contribution plan shall be transferred, as soon as practical after the closing of the Private Placement, in accordance with applicable law, to the qualified defined contribution plan sponsored by Elastic for its employees. Such assets shall be transferred in the form of cash or other assets of NNI's defined contribution plan acceptable to Elastic.

      Section 4.05. No Solicitation of Employment.

      (a) No Solicitation by NNC. Unless otherwise agreed by Elastic, during the twenty-four (24) month period immediately following the closing of the Private Placement (the "No Solicitation Period"), neither NNC nor its Subsidiaries (other than Elastic) shall solicit for employment or hire any Elastic Employees who continue to be employed by Elastic or who have voluntarily terminated their employment with Elastic during the No Solicitation Period; provided, however, that nothing in this sub-section (a) shall prevent NNC or its Subsidiaries (other than Elastic) from (i) conducting generalized employment searches, by advertisements, engaging firms to conduct searches, or by other means ("Generalized Searches"), that are not focused on Elastic Employees or (ii) hiring any current or former Elastic Employees identified through such Generalized Searches.

      (b) No Solicitation by Elastic. Unless otherwise agreed to by NNI, during the No Solicitation Period. Elastic shall not solicit for employment or hire any employees of NNC or its Subsidiaries or former employees who voluntarily terminate their employment with NNC or its Subsidiaries during the No Solicitation Period; provided, however, that nothing in this sub-section (b) shall prevent Elastic from (i) conducting Generalized Searches that are not focused on employees of NNC or its Subsidiaries or (ii) hiring current or former employees of NNC or its Subsidiaries identified through such Generalized Searches.

      Section 4.06. Employment Matters Liabilities and Indemnification.

      (a) NNI's Employment Liabilities. Except as otherwise provided in the Loaned Employee Agreement, Section 4.03 or Section 4.06(b) hereof, or with respect to the assets transferred by NNI pursuant to Section 4.04 hereof, NNI shall be liable for any and all liabilities and obligations of any nature whatsoever, whether fixed or contingent, known or unknown, with respect to any Elastic Employee, that exist or accrue prior to such employee's Elastic Hire Date and relate to NNI's employment or termination of employment of such employee, including without limitation, such liabilities and obligations with respect to wages, bonuses, workers compensation and benefits (collectively, "NNI`s Employment Liabilities").

      (b) Elastic's Employment Liabilities. Elastic shall be liable for any and all liabilities and obligations of any nature whatsoever, whether fixed or contingent, known or unknown, that exist or accrue on or after the Effective Date and relate to Elastic's: (A) offer of employment to, or failure to offer employment to, any END Employee in accordance with the terms of this Agreement, or (B) utilization of NNI's employees, agents or representatives to generate, assemble or deliver material related to Elastic's employment offer pursuant to
Section 4.01 or 4.02 or (2) with respect to any Elastic Employee, on or after such employee's Elastic Hire Date and relate to Elastic's employment or termination of employment of such employee, including without limitation, such liabilities and obligations with respect to wages, bonuses, workers compensation and benefits (collectively, "Elastic's Employment Liabilities").

                                    ARTICLE V
                                  CONSIDERATION

      Section 5.01. Consideration. The consideration for the Elastic Assets and the NNI-IPR Assets shall be paid and satisfied in full by:

      a) the assumption by Elastic of the Assumed Liabilities; and

      (b) the immediate issuance by Elastic to NNI of fifteen million, three hundred eighty-four thousand, six hundred fourteen (15,384.614) shares of Common Stock of Elastic.

                                   ARTICLE VI
                                    TRANSFER

      Section 6.01. Transfer of Elastic Assets; Risk of Loss. The transfer of the Elastic Assets shall take place on the Effective Date. All risk of loss or damage with respect to the Elastic Assets shall be borne by NNI until 11:59 p.m. eastern daylight time on the day before the Effective Date, and thereafter shall be borne by Elastic.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

      Section 7.01. Limited Representations and Warranties of NNI.

      (a) Recognizing that, immediately prior to the Effective Date, the officers of Elastic and the Elastic Employees were employees of NNI, and that some of the officers and employees of Elastic operated the END immediately prior to the Effective Date, and are familiar with and have been involved with the creation of the Elastic Assets and the Licensed Products for NNI, Elastic hereby acknowledges that, except as expressly set forth herein, the Elastic Assets are being transferred by NNI under this Agreement "AS IS" AND "WHERE IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED

WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      (b) Notwithstanding the foregoing, NNI hereby represents and warrants to Elastic that:

            (i) Due Authorization. The transaction provided for under this Agreement has been duly authorized and approved by NNI and this Agreement has been duly executed and delivered by NNI:

            (ii) Assumed Contracts in Good Standing. NNI has performed in all material respects the obligations required to be performed by it under each Assumed Contract as it relates to the Elastic Business contributed by NNI;

            (iii) Good Title. NNI is transferring to Elastic good and valid title to the furniture, fixtures, inventory and equipment listed in Exhibit D, free and clear of all title defects, objections or other encumbrances, except (A) minor imperfections of title, if any, none of which is substantial in amount or materially impairs the use of the property subject thereto, that have arisen in the ordinary course of business consistent with past practice, (B) liens for current taxes not yet due, and (C) software incorporated therein;

            (iv) Completeness of Assets. The Elastic Assets include all leases, contracts, furniture, fixtures, inventory and equipment used by NNI in the operation of the Elastic Business prior to the Effective Date, except for the Excluded Assets:

            (v) Employees and Labor Matters. NNI has paid in full, or shall pay in full when due, all salaries and other compensation for all services performed by each Elastic Employee that has accrued on or prior to such employee's Elastic Hire Date;

            (vi) NNI's Employee Plans. All of NNI's Employee Plans are in compliance in all material respects with requirements prescribed by all applicable laws. NNI has performed all material obligations required to be performed by it under all of its Employee Plans. There is not, to NNI's knowledge, any material written claim or dispute in respect of any of NNI's Employee Plans;

            (vii) Intellectual Property Rights. NNI owns the Transferred Patents as defined in the NNI - ENI Agreement and NNI has the right and ability to transfer, assign and grant the rights and licenses conveyed under that agreement;

           (viii) Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to NNI's Knowledge, any threat thereof, against Elastic, that questions the validity of this Agreement or the right of Elastic or NNI to enter into it, or that might have, either individually or in the aggregate, a Company Material Adverse Effect, nor is there any litigation pending, or, to NNI's Knowledge, any threat thereof, against NNI or Elastic by reason of the proposed activities of Elastic or negotiations by Elastic and/or NNI or NNC with possible investors in Elastic. Elastic is not subject to any outstanding judgment, order or decree;

            (ix) Financial Statements. Set forth on SPA Exhibit C is a complete and correct copy of the income statements, statements of assets and liabilities and statements of cash flows (unaudited) of the Elastic Business as of and for the fiscal years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 (the "Financial Statements"), during which periods the Elastic Business was conducted as a separate business unit of NNI, notwithstanding Elastics separate incorporation on September 22, 1998. Such Financial Statements include the assets, liabilities, revenues and expenses that were directly related to the Elastic Business, including expenses charged to the Elastic Business by NNI. Except as set forth on SPA Exhibit C, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, are complete and correct and present fairly the financial condition and results of operations of the Elastic Business;

            (x) Taxes. Except as set forth on SPA Exhibit C, Elastic has not been required to file any federal, state, county, local or foreign tax returns, and any returns prepared by it or on its behalf are true and correct and all taxes have been timely paid with exceptions not material to Elastic. Elastic has had no employees prior to the Elastic Hire Date. Neither Elastic nor any of its stockholders has ever filed (a) an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that Elastic be taxed as an S Corporation or (b) consent pursuant to Section 341(f) of the Code relating to collapsible corporations. With respect to any tax periods ending prior to the date hereof, Elastic is, and at all times has been, a member of the NNC-affiliated group (the "Affiliated Group") for Federal income tax purposes, and Elastic has no liability for any Federal, state or other tax liability asserted by the Internal Revenue Service or any other competent taxing authority or jurisdiction resulting from membership in the Affiliated Group or the preparation of the Affiliated Group's consolidated Federal income tax returns or otherwise:

            (xi) Environmental Matters. There is no pending or, to the Knowledge of NNI, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to environmental matters involving Elastic, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment, which violation would have a Company Material Adverse Effect;

            (xii) Year 2000 Compliance. NNI represents and warrants that both before and after January 1, 2000, Elastic's products shall function, during the warranty period for such products, without any material, service-affecting nonconformance to the applicable specifications; and

           (xiii) Disclosures. Neither this Agreement nor any Exhibit hereto, nor any report, certificate or instrument furnished to Elastic or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, except that each projection furnished in the Plan was prepared in good faith based on reasonable assumptions and represents NNI's best estimate of Elastic's future results based on information available as of the date of the Plan.

      Section 7.02. Limited Representations and Warranties of NNC. NNC hereby represents and warrants to Elastic that:

      (a) it owns the Included Intellectual Property and it has the right and ability to transfer, assign and grant the rights and licenses conveyed under the NNC - ENI

Agreement;

      (b) except for the Intellectual Property Rights relating to (i) Components, (ii) the Third Party Agreements and (iii) the Desktop Software, and except for the Excluded Intellectual Property, to its Knowledge the Transferred Intellectual Property and the Licensed Intellectual Property comprise all Intellectual Property Rights that are material to the Elastic Business as conducted as of the Effective Date;

      (c) except for the Patent Cross Licenses, the Third Party Licenses, the Product Licenses, agreements relating to Desktop Software and employment agreements, there is no other written agreement relating to the Included Intellectual Property that is material to the Elastic Business;

      (d) except as disclosed on Exhibit F, it has received no written notice of any claims made during the past two (2) years that the conduct of the Elastic Business infringes any Intellectual Property Right of any third person, and to its Knowledge, no such claims are threatened;

      (e) except as disclosed on Exhibit F, it has no Knowledge that the Elastic Business, as conducted as of the Effective Date, infringes or misappropriates any Intellectual Property Right of any third person; and

      (f) except as disclosed on Exhibit F, it has received no written notice of any claims, suits or actions against Elastic relating to the ownership, licensing or enforceability of the Included Intellectual Property, and to its Knowledge, no such claims, suits or actions are threatened.

      Section 7.03. Limited Representations and Warranties of Elastic. Elastic hereby represents and warrants to NNI that the source code and specifications for the Elastic Etherloop Devices submitted by Elastic for deposit (or by Elastic to NNI for deposit) into escrow as of the date hereof are the true and correct source code and specifications for such products as of the date hereof

      Section 7.04. Survival of Obligations. The representations and warranties made by each Party in this Article VII shall continue in full force and effect for the benefit of the other Parties for a period of eighteen (18) months from and including the Effective Date, after which time each Party is released from all obligations and liabilities hereunder in respect of such representations and warranties, except with respect to claims made by any Party in writing prior to the expiration of such period; provided, however, that Section 7.01(b)(x), Taxes, shall continue in full force and effect for the benefit of Elastic for a period of six (6) months beyond the statute of limitation applicable to such tax.

                                  ARTICLE VIII
                              CONDITIONS OF CLOSING

      Section 8.01. Conditions Precedent to NNI's Obligations. NNI's obligations under this Agreement are subject to the satisfaction, as of the Effective Date, of the following condition, unless waived by NNI in writing; Elastic shall have delivered to NNI a stock certificate representing the Common Stock described in
Section 5.01.

                                   ARTICLE IX
                                 INDEMNIFICATION

      Section 9.01. Indemnification by NNI. Subject to the provisions of this
Article IX and Section 11.10 hereof, NNI hereby agrees to pay and indemnify fully, hold harmless and defend Elastic and its agents, directors, officers, partners, employees, servants, consultants, representatives, successors and assigns, from and against any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that result from, relate to or arise out of any and all actions, suits, proceedings, claims, demands, judgments or assessments or legal, administrative, arbitration, governmental or other proceedings or investigations (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) arising out of, relating to or based upon allegations of:

      (a) any inaccuracy or breach of any representation or warranty, or any nonfulfillment of any covenant or agreement of NNI contained in this Agreement or the IPR Agreements, as applicable;

      (b) any Retained Liability;

      (c) any of NNI's Employment Liabilities; or

      (d) any and all actions, suits, proceedings, claims, demands, judgments, assessments, reasonable costs and expenses, incurred in investigating or attempting to avoid the foregoing or in enforcing this indemnity.

      Section 9.02. Indemnification by NNC. Subject to the provisions of this
Article IX and Section 11.10 hereof, NNC hereby agrees to pay and indemnify fully, hold harmless and defend Elastic and its agents, directors, officers, partners, employees, servants, consultants, representatives, successors and assigns, from and against any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that result from, relate to or arise out of any and all actions, suits, proceedings, claims, demands, judgments or assessments or legal, administrative, arbitration, governmental or other proceedings or investigations (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) arising out of, relating to or based upon allegations of:

      (a) any inaccuracy or breach of any representation or warranty, or any nonfulfillment of any covenant or agreement of NNC contained in this Agreement or the IPR Agreements, as applicable; and

      (b) an and all actions, suits, proceedings, claims, demands, judgments, assessments, reasonable costs and expenses, incurred in investigating or attempting to avoid the foregoing or in enforcing this indemnity.

      Section 9.03. Indemnification by Elastic. From and after the Effective Date, subject to the provisions of this Article IX and Section 11.10 hereof, Elastic agrees to pay and indemnify fully, hold harmless and defend NNI and its Affiliates, agents, directors, officers, partners, employees, servants, consultants, representatives, successors and assigns, from and against any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that result from, relate to or arise out of any and all actions, suits, proceedings, claims, demands, judgments or assessments or legal, administrative, arbitration, governmental or other proceedings or investigations (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) arising out of, relating to or based upon allegations of:

      (a) any non-fulfillment of any covenant or agreement of Elastic contained in this Agreement or the IPR Agreements, as applicable:

      (b) any Assumed Liability;

      (c) any of Elastic's Employment Liabilities; or

      (d) any and all actions, suits, proceedings, claims, demands, judgments, assessments, reasonable costs and expenses, incurred in investigating or attempting to avoid the foregoing or in enforcing this indemnity.

      Section 9.04. Method of Asserting Claims. The indemnified party ("Indemnitee") shall provide the indemnifying party ("Indemnitor") prompt notice in writing upon the Indemnitee becoming aware of any action, suit, proceeding, claim, demand, judgment or assessment for which the Indemnitor would be liable pursuant to Section 9.01. Section 9.02 or Section 9.03 (a "Claim"), provided, however, that any failure to give such prompt notice shall not relieve the Indemnitor of its obligations hereunder. Indemnitor shall provide, at its sole cost and expense, for the defense of the Claim with legal counsel reasonably acceptable to Indemnitee. In addition, Indemnitee shall cooperate with Indemnitor, at Indemnitor's expense, in the defense or settlement of the Claim. Neither Indemnitee nor Indemnitor shall compromise or settle a Claim without the other party's prior written consent, which consent shall not be unreasonably withheld. Indemnitee may participate in the defense of a claim at its own expense. Notwithstanding the foregoing, if Indemnitee, in its reasonable discretion, determines that Indemnitor is not vigorously defending the Claim, Indemnitee may hire additional legal counsel, at the sole cost and expense of Indemnitor, to assume the defense of the Claim.

      Section 9.05 Coordination of Indemnification Rights.

      (a) Indemnification Independent Right. Each right of a person to be indemnified, defended and/or held harmless pursuant to this Article IX is independent of such person's rights pursuant to any other Section of this Agreement and shall not be affected or limited in any way by any event or circumstance unless this Article IX expressly provides that such event or circumstance shall affect or limit such right of such person, regardless of whether or not such event or circumstance affects or limits any other right of such person or any right of any other person under this Article IX.

      (b) Right of Subrogation. In the event that an Indemnitee has a right of recovery against any third party with respect to any damages in connection with which a payment is made to such Indemnitee by an Indemnitor, then (i) such Indemnitor shall, to the extent of such payment, be subrogated to all of the rights of recovery of Indemnitee against such third party with respect to such damages and (ii) Indemnitee shall execute all papers required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are necessary to enable such Indemnitor to bring suit to enforce such rights.

      Section 9.06. Limitation of Liability for Consequential Damages. Except as expressly provided in this Section 9.06, neither Party (including their Subsidiaries, Affiliates, shareholders, officers, contractors, directors, employees and agents) shall be liable for any special, indirect, incidental or consequential damages of any kind, including without limitation, damages arising from lost business, lost savings, lost data or lost profits, regardless of the cause and whether arising in contract (including fundamental breach), tort (including negligence), or otherwise, even if such party has been advised of the possibility of such damages.

      The foregoing exclusion of liability shall not apply where such damages arise out of or in connection with (i) an allegation that any Licensed Product or Improvement thereto infringes or violates any Intellectual Property Right of a third party, to the extent that such damages are payable to a third party, or
(ii) disclosure of an Confidential Information, provided that:

      (a) the Indemnitee permits the Indemnitor to have complete carriage and control of the defense of the claim;

      (b) the Indemnitee cooperates fully with the Indemnitor in all aspects of the defense against the claim:

      (c) such damages are either actual damages finally awarded by a court of competent jurisdiction, or constitute a settlement approved in writing by the Indemnitor;

      (d) the Indemnitor shall not be liable for any portion of such damages arising from willful infringement by any party or constituting treble damages (except that an Indemnitor shall be liable for damages resulting from its own willful infringement);

      (e) the Indemnitee promptly pays all damages other than those for which the Indemnitor is responsible in accordance with the provisions of this Article IX; and

      (f) where the claim relates to a Licensed Product or Improvement as described at (i) above, provided additionally that:

            (1) the Indemnitee modifies the Licensed Product or Improvement thereto within a reasonable time so as to avoid the allegation of infringement or violation of Intellectual Property Rights, if requested to do so by the Indemnitor; and

            (2) the Licensed Product or Improvement thereto has not been modified by any party after the Effective Date (A) so as to be a combination of a Licensed Product or Improvement thereto, with other hardware or software not constituting a Licensed Product or Improvement thereto, where such infringement or violation would not have arisen from the use of such Licensed Product or Improvement thereto or portion thereof standing alone; (B) in such a manner that the claim of infringement or violation of Intellectual Property Rights would not have occurred but for such modification, or (C) to be used in a manner or for a purpose not contemplated as of the Effective Date.

      Section 9.07. Overall Limitation of Liability of NNI and NNC under this Contribution Agreement and the Payment Agreement. Notwithstanding anything herein to the contrary, the combined, cumulative liability of NNI and NNC under this Agreement, plus the liability of NNI under that certain Agreement Regarding Payment for Shares ("Payment Agreement") dated as of the date hereof between NNI and Texas Instruments Incorporated, a Delaware corporation ("TI"), shall not exceed an amount equal to Twelve Million Six Hundred Thousand U.S. Dollars (US $12,600,000) (the "Overall Indemnity Cap"). Elastic hereby agrees that NNI shall reserve for the sole benefit of TI, an amount under the Overall Indemnity Cap equal to the maximum amount payable to TI under the Payment Agreement, as may be reduced from time to time pursuant to Section 6 thereof, notwithstanding anything in this Contribution Agreement to the contrary, and notwithstanding any prior claims for indemnification under this Contribution Agreement,

                                    ARTICLE X
                              CONTINUING COVENANTS

      Section 10.01. Further Assurance and Cooperation. The parties shall from time to time and at all times hereafter make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, conveyances, consents and assurances as may be required to carry out the transfer of the Elastic Assets, the Transferred Intellectual Property and the Transferred Patents, and assumption of the Assumed Liabilities contemplated under this Agreement, including without limitation, appropriate assignments (notarized if required) for filing with any relevant government body or agency. If the parties agree that an asset that was intended by both of them to be an Elastic Asset as defined herein was inadvertently not listed on Schedule C or Schedule D hereto, the parties shall take such actions as may be required to properly convey such asset to Elastic hereunder, including without limitation execution of an amendment to this Agreement pursuant to Section 11.03 hereof to amend the schedules hereto.

      Section 10.02. Future Advertising and Sales Activities. Elastic shall identify itself as the owner of the Elastic Assets, and, as of the Effective Date, shall use the trade names and trademarks of NNC and/or NNI only as permitted pursuant to Section 10.3 of the NNC-ENI Agreement.

      Section 10.03. Provision of Information to NNI. For so long as NNI owns at least fifty percent (50%) of the outstanding capital stock of Elastic (assuming conversion of any preferred shares). Elastic shall provide to the appropriate officers of NNI any information, financial or otherwise, reasonably requested by NNI (provided, however, that Elastic may require that NNI execute non-compete and non-disclosure agreements relating to any such information).

      Section 10.04. Noncompetition. For a period of thirty-six (36) months from the closing of the Private Placement, each of NNI and NNC agrees that it, directly or through any Affiliate, will not engage in the design, research, development, manufacture and/or sale of Elastic Etherloop Devices; provided, however, that nothing herein shall restrict NNC or NNI or their Affiliates from:

      (i) being a distributor or reseller of Elastic Etherloop Devices pursuant to an agreement with Elastic, or otherwise maintaining a strategic relationship with Elastic.

      (ii) having full use and enjoyment of Intellectual Property Rights that NNC or NNI or their Affiliates have pursuant to license and/or technology transfer agreements with Elastic, including without limitation licenses that may be granted by Elastic to NNI pursuant to the TI Agreement;

      (iii) acquiring through a stock purchase, asset purchase, merger or any other form of acquisition, any entity that engages in the design, research, manufacture, development, marketing, distribution or licensing of any Elastic Etherloop

      Device, so long as that portion of the acquired entity that engages in such activity is divested from the acquired entity within twelve (12) months of such acquisition, and provided, that Elastic is offered an opportunity to bid with respect to such divestiture, and that NNI does not accept a bidder that offers a price lower than the price offered by Elastic for such divestiture.

      (iv) selling, transferring and/or licensing any of NNC's or NNI's Intellectual Property Rights to companies that compete with Elastic, except as otherwise provided in the IPR Agreements,

      (v) (A) designing, researching, manufacturing, developing, marketing, distributing and/or licensing the products known as InterProxy, and/ or

            (B) designing, researching, manufacturing, developing, marketing, distributing and/or licensing the products known as Billing Manager, Port Manager and Spectrum Manager, as used in Other Products only, and/or

      (vi) competing with Elastic through the design, research, development, manufacture and/or sale of high-speed access solutions that constitute Other Products. Such products shall be considered "Other Products" hereunder even if they contain some of the attributes, and use some of the implementation techniques, of Elastic Etherloop Devices (so long as such products do not contain and utilize all such attributes and techniques), including without limitation, the 1 Meg Modem, wireless LAN products and cable modems.

      Section 10.05. Confidential Information. For the term of this Agreement and for a period of ten (10) years thereafter, any Confidential Information of one Party (hereinafter "Disclosing Party") received by the other Party (hereinafter "Receiving Party") under this Agreement shall be used, disclosed, or copied, only for the purposes of, and only in accordance with, this Agreement. The Receiving Party shall use the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of the Confidential Information. Without limiting the generality of the foregoing, the Receiving Party shall only disclose Confidential Information to its employees, contractors, end users and third party sublicensees who need to obtain access thereto consistent with such Party's rights under this Agreement. The Receiving Party shall not make or have made any copies of Confidential Information except those copies that are necessary for the purposes of this Agreement; and the Receiving Party shall affix to any copies it makes of the Confidential Information, all proprietary notices or legends affixed to the Confidential Information as these appear on the copies of the Confidential Information originally received from Disclosing Party. Neither Party shall be bound by any obligation restricting the disclosure and use of Confidential Information set forth in this Agreement, that:

      (a) is necessary to enable Elastic to provide specifications to suppliers for the procurement of materials, parts, components and assemblies for use in the manufacture, use or sale of Licensed Products, or

      (b) is necessary to enable end users purchasing, sublicensing or otherwise acquiring Licensed Products to operate and maintain such Licensed Products;

      (c) was lawfully in the public domain prior to its disclosure, or becomes publicly available other than through a breach of this Agreement;

      (d) was disclosed to the Receiving Party by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

      (e) is disclosed when such disclosure is required pursuant to legal, judicial, or administrative proceedings, or otherwise required by law, subject to the Receiving Party using reasonable efforts to provide prior notice to the Disclosing Party to allow it to seek protective or other court orders; or

      (f) is disclosed, pursuant to a standard confidentiality agreement, to a potential purchaser, in connection with a possible acquisition of Elastic or substantially all of its assets, through an asset transaction, merger, stock transaction or otherwise.

Within twenty (20) business days of the Disclosing Party's request, the Receiving Party shall return to the Disclosing Party all Confidential Information and all copies thereof (or such copies or portion of the Confidential Information as the Disclosing Party specifies), or, if so directed by the Disclosing Party, shall immediately destroy such Confidential Information and all copies thereof (or such copies or portion of the Confidential Information as the Disclosing Party specifies) and shall certify such destruction to the Disclosing Party. Each Party shall notify the other Party immediately upon learning of any unauthorized disclosure of the other Party's Confidential Information.

      Section 10.06. Price for License and Sublicense. Elastic hereby agrees that it will convey to NNI (i) a license to use the Multiport feature of the Etherloop DSPS Chipsets and the Etherloop DSPS Chipset Derivatives in the design, development, manufacture, use and sale of SE Etherloop Products, and
(ii) the right to further sublicense to the purchasers of such SE Etherloop Products the right to use such SE Etherloop Products, and that, in the case of (i) and (ii) above, it will do so at a price and upon terms no less favorable than those enjoyed by comparable customers of Elastic for a comparable number of ports and/or comparable quantities of such SE Etherloop Products, as applicable. Capitalized terms used in this Section 10.06 have the meaning specified for such terms in the TI Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

      Section 11.01. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

      If to Elastic, at 6120 Windward Parkway, Suite 100, Alpharetta, Georgia 30005, Attention: President, or at such other address or addresses as may have been furnished in writing by Elastic to the other Parties hereto, with a copy to John A. Burgess, Esq., Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109; or

      If to NNI, at 200 Athens Way, Nashville, Tennessee 37228, Attention:
President, or at such other address or addresses as may have been furnished to the other parties hereto in writing by NNI, with a copy to the Law Department at the same address; or

      If to NNC, at 8200 Dixie Road, Suite 100, Brampton, Ontario, L6T 5P6 Canada, Attention: Vice-President, Mergers & Acquisitions, or such other address or addresses as may have been furnished to the other parties hereto in writing by NNC, with a copy to the Law Department at the same address.

      Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

      Section 11.02. Entire Agreement. This Agreement and the IPR Agreements embody the complete Agreement and understanding of Elastic and NNI with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

      Section 11.03. Modification. No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by the duly authorized representatives of the parties hereto.

      Section 11.04. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the party against which such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

      Section 11.05. Severability. In the event that any provision of this Agreement is found to be invalid, voidable or unenforceable, the Parties agree that such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining portions thereof, and that the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

      Section 11.06. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Massachusetts, without regard to principles of conflict of laws.

      Section 11.07. Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 11.08. Limitation on Rights of Others. No person other than a party hereto shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

      Section 11.09. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      Section 11.10. Legal Fees. If either party is required to take any action to enforce its rights under this Agreement, the prevailing party shall be entitled to its reasonable expenses, including attorneys' fees, incurred in connection with such action.

      IN WITNESS HEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.


NORTEL NETWORKS INC.                        ELASTIC NETWORKS INC.


By:    /s/ Michael Pangia                   By:
       ------------------------------           --------------------------------

Name:  Michael Pangia                       Name: Guy D. Gill
       ------------------------------             ------------------------------
       Vice President, Finance, Sales
Title: and Business Development             Title: President
       ------------------------------              -----------------------------

Nortel Networks Corporation, a Canadian corporation, executes this Agreement for the limited purpose of agreeing to be bound by the provisions of Section 7.02,
Article IX and Section 10.04.


NORTEL NETWORKS CORPORATION


By:    /s/ Michael Pangia
       -------------------------------

Name:  Michael Pangia
       -------------------------------

Title: Attorney-in-fact
       -------------------------------

      IN WITNESS HEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.


NORTEL NETWORKS INC.                        ELASTIC NETWORKS INC.


By:                                         By: /s/ Guy D. Gill
       ------------------------------           --------------------------------

Name:  Michael Pangia                       Name: Guy D. Gill
       ------------------------------             ------------------------------
       Vice President, Finance, Sales
Title: and Business Development             Title: President
       -----------------------------        -----------------------------

Nortel Networks Corporation, a Canadian corporation, executes this Agreement for the limited purpose of agreeing to be bound by the provisions of Section 7.02,
Article IX and Section 10.04.



NORTEL NETWORKS CORPORATION


By:
       -------------------------------

Name:  Michael Pangia
       -------------------------------

Title: Attorney-in-fact
       ------------------------------


                                       20